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                                                                    EXHIBIT 23.1

                        INDEPENDENT ACCOUNTANTS' CONSENT

    We consent to the incorporation by reference in Registration Statement
No. 333-85783 on Form S-3; Amendment to Registration Statement No. 333-85783 on Form S-3/A; Registration Statements No. 33-66944, No. 33-67138, No. 33-74734, No. 33-94878, No. 333-66837, No. 333-78499 and No. 333-81159 on Forms S-8; Post
Effective Amendments No. 1 and No. 2 to Registration Statements No. 33-66944, No. 33-67138, No. 33-74734 and No. 33-94878 on Forms S-8; and Post Effective Amendment No. 1 to Registration Statement No. 333-81159 on Form S-8 of QRS Corporation of our report dated February 6, 2001, appearing in this Annual Report on Form 10-K of QRS Corporation for the year ended December 31, 2000.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
March 30, 2001